Exhibit 99.1

FOR IMMEDIATE RELEASE

RealNetworks Announces Record Revenue for 2004

34% Revenue Growth in Q4 Fuels Return to Profitability (excluding Antitrust Litigation expenses)

SEATTLE, January 26, 2005 – RealNetworks®, Inc. (Nasdaq: RNWK), the leading creator of digital media services and software, today announced results for the quarter and year ended December 31st, 2004.

Highlights

•	Real is reporting record revenues for the fourth quarter and full year for 2004.

•	The fourth quarter represents Real’s tenth consecutive quarter of revenue growth.

•	Real achieved its goal of profitability excluding antitrust litigation expenses for the fourth quarter of 2004.

For the fourth quarter of 2004, revenue was $72.5 million, up 34% from $54.1 million in the fourth quarter of 2003. The GAAP net loss for the fourth quarter was $1.0 million, or a loss per share of $0.01, compared to a net loss of $5.3 million, or a loss per share $0.03, in the fourth quarter of 2003. Included in the GAAP net loss for the fourth quarter of 2004 is $3.0 million, or $0.02 per share, in expenses related to antitrust litigation. Excluding the antitrust litigation expenses, the net income for the fourth quarter was $2.0 million, or $0.01 per share. EBITDA, excluding antitrust litigation expenses, was $4.4 million for the fourth quarter of 2004.

“We are pleased to report another quarter of record revenue, driven by rapid growth in our Consumer Business, particularly games and music,” said Rob Glaser, CEO of RealNetworks. “We also accomplished an important 2004 goal: to achieve profitability in the fourth quarter excluding antitrust litigation expenses. Significantly, the success of our Consumer Business has enabled us to begin to leverage our increased scale. We look forward to producing continued revenue growth and increasing profitability in 2005.”

For 2004, revenue was $266.7 million, up 32% from $202.4 million in 2003. The GAAP net loss for 2004 was $23.0 million, or a loss per share of $0.14, compared to a net loss of $21.5 million, or a loss per share of $0.13 in 2003. Included in the GAAP net loss for 2004 is $11.0 million, or $0.07 per share, in expenses related to antitrust litigation. Excluding the antitrust litigation expenses, the net loss for 2004 was $11.9 million, or a loss per share of $0.07. EBITDA, excluding antitrust litigation expenses and loss on content agreement, was $4.4 million for 2004.

Financial Discussion

In 2004, the company focused on expanding its products and services sold directly to consumers over the Internet, such as downloadable games and music subscriptions. Fourth quarter revenue from consumer products and services grew 47% to $60.8 million, from $41.2 million in the fourth quarter of 2003. Music revenue grew 172% to $21.6 million from $7.9 million in the fourth quarter of 2003. Revenue from Games sales and subscriptions grew 156% to $10.1 million from $3.9 million in the fourth quarter of 2003. Video, consumer software and other revenue was down slightly to $29.1 million compared to $29.3 million in the fourth quarter of 2003. Revenue from business products and services was $11.8 million, down 8% from $12.8 million in the fourth quarter of 2003.

The gross margin was 67% in the fourth quarter compared to 62% in the fourth quarter of the prior year primarily as a result of lower content costs in Real’s consumer business. Operating expenses, including antitrust litigation, were $50.7 million for the fourth quarter compared to $38.6 million in the fourth quarter of 2003. As of December 31, 2004, RealNetworks had approximately $364 million in cash, cash equivalents and short-term investments, which includes the proceeds from $100 million of convertible debt.

In the fourth quarter, Real continued to build on its success in consumer services, and at December 31, 2004, had over 1.55 million paying subscribers, up from over 1.3 million at the end of 2003. Paying subscribers to Rhapsody and premium radio services increased to over 700,000 from over 625,000 at the end of the third quarter of 2004. At the beginning of 2004, Real’s music services had more than 350,000 paying subscribers. In addition, Real’s consumer revenue for 2004 included $19.1 million of revenue from Real’s ad-supported web services, up 132% from $8.2 million in 2003.

Foreign currency exchange rate fluctuations positively impacted 2004 fourth quarter revenue by approximately $1 million compared to the prior year’s fourth quarter revenue. For the full year, foreign currency exchange rate fluctuations positively impacted 2004 revenue by approximately $4 million compared to 2003 revenue.

Forward Looking Guidance

For the first quarter of 2005, Real expects to report net revenues of $73 million to $74.5 million. On a GAAP basis, which includes an estimated $3.75 million expense relating to antitrust litigation, Real expects a net loss per share of ($0.02) to ($0.01). Excluding the antitrust litigation expenses, earnings per share for the first quarter are expected to be $0.00 to $0.01. Real expects EBITDA before antitrust litigation expenses to be flat to slightly down in the first quarter as compared to the fourth quarter of 2004.

For the full year, Real expects 2005 revenue to grow 16% to 20% over 2004 results, which represents expected revenue of $310 million to $320 million for the year. Real estimates that it will spend approximately $15 million on antitrust litigation expenses during the year, which includes expenses for both domestic and international antitrust activities.

Regarding net income for 2005, Real expects that an increasing percentage of its revenue growth will drop to the bottom line. Over the course of 2005, Real expects approximately 35% of each incremental revenue dollar will go to cost of revenue, approximately 35%-40% will go to increased operating expenses and approximately 25-30% will go to operating income. As a result, Real expects to maintain quarterly profitability excluding antitrust litigation expenses in 2005. Real expects full year EBITDA excluding antitrust litigation to be between $20 million and $25 million. Real’s forward guidance for 2005 excludes the impact of accounting changes relating to stock compensation, which are currently scheduled to be effective in the third quarter, any gains or losses related to minority investments and any potential future acquisitions.

Webcast Information

The company will host a web cast and conference call today at 5:00 pm EST/ 2:00 pm (PST). The live webcast, featuring slides and audio, will be available at http://www.realnetworks.com/company/investor/earnings.html . Listeners will require RealPlayer® to listen to the conference call, which can be downloaded for free at www.real.com. The on-demand webcast will be available approximately two hours following the conclusion of the live webcast. Participants may access the conference call by dialing 1-800-857-5305 (773-681-5857 for international callers). The passcode is “Fourth Quarter” and the leader is Rob Glaser. A telephonic replay will be available until 8 pm (Eastern), January 29th, and may be accessed by dialing 1-866-424-7873; (1-203-369-0863 for international callers).

For More Information Contact

Press: Scott Sutherland, SutherlandGold Communications, (866) 262-7373 ext 101, scott@sutherlandgold.com
Financial: Roy Goodman, RealNetworks, (206) 892-6841, rgoodman@real.com

About RealNetworks

RealNetworks, Inc. is the leading creator of digital media services and software including the award-winning Rhapsody® Internet jukebox service and RealPlayer 10, the first product to integrate finding, organizing, buying, playing and managing digital audio and video in a single product. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks’ corporate information is located at http://www.realnetworks.com.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: Real’s future revenues, expenses, margins, profitability and net income. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the costs of our antitrust litigation will be greater than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings and on-line music sales; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the GameHouse acquisition; potential funding decisions by companies in which we have a significant equity position; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

RealNetworks, RealAudio, RealVideo, Helix, Rhapsody, RealArcade, GameHouse and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
		(in thousands, except per share data)
Net revenue	$72,546	54,056	266,719	202,377
Cost of revenue	23,925	20,780	92,207	68,343
Loss on content agreement	—	—	4,938	—

Gross profit	48,621	33,276	169,574	134,034

Operating expenses:
Research and development	13,091	11,922	51,607	46,763
Sales and marketing	26,608	20,638	96,779	77,335
General and administrative	7,914	4,186	31,302	21,007
Loss on excess office facilities (A)	—	—	866	7,098
Antitrust litigation (B)	2,997	1,574	11,048	1,574
Stock-based compensation	71	260	695	1,120

Total operating expenses	50,681	38,580	192,297	154,897

Operating loss	(2,060)	(5,304)	(22,723)	(20,863)
Other income (expense), net:
Interest income, net	1,602	878	4,452	4,251
Equity in net loss of MusicNet	(955)	(1,104)	(4,351)	(5,378)
Impairment of equity investments (C)	—	—	(450)	(424)
Other, net	606	219	597	1,107

Other income (expense), net	1,253	(7)	248	(444)
Loss before income taxes	(807)	(5,311)	(22,475)	(21,307)
Income tax provision	(165)	(16)	(522)	(144)

Net loss	$(972)	(5,327)	(22,997)	(21,451)

Basic and diluted net loss per share	$(0.01)	(0.03)	(0.14)	(0.13)

Shares used to compute basic and diluted net loss per share	170,039	163,755	168,907	160,309

(A)	The loss on unoccupied excess office facilities represents the loss from rent payments, net of sublease income, over the remaining life of the lease and amounts related to the write-off of certain leasehold improvements.

(B)	Consists of legal fees, personnel costs, public relations and other professional service fees incurred related to antitrust complaints against Microsoft, including proceedings in the European Union.

(C)	Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2004	2003
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$363,621	373,593
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	14,501	10,618
Prepaid expenses and other current assets	8,196	8,879

Total current assets	386,318	393,090
Equipment and leasehold improvements, at cost:
Equipment and software	45,324	37,110
Leasehold improvements	25,015	26,085

Total equipment and leasehold improvements	70,339	63,195
Less accumulated depreciation and amortization	41,508	33,258

Net equipment and leasehold improvements	28,831	29,937

Restricted cash equivalents	20,151	19,953
Investments	36,588	34,577
Goodwill, net	119,217	97,477
Other intangible assets, net	8,383	1,065
Other	3,014	4,840

Total assets	$602,502	580,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,219	6,865
Accrued and other liabilities	50,033	39,400
Deferred revenue, excluding non-current portion	30,307	31,186
Accrued loss on excess office facilities and content agreement, excluding non-current portion	8,160	4,960

Total current liabilities	98,719	82,411

Deferred revenue, excluding current portion	548	4,561
Accrued loss on excess office facilities and content agreement, excluding current portion	19,017	24,099
Deferred rent	3,413	3,382
Convertible debt	100,000	100,000
Total shareholders’ equity	380,805	366,486

Total liabilities and shareholders’ equity	$602,502	580,939

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

	2004				2003
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
				(in thousands)
Net Revenue by Line of Business:
Consumer products and services (A)	$60,782	55,382	53,061	46,514	41,214	36,377	33,172	32,886
Business products and services (B)	11,764	12,928	12,412	13,876	12,842	15,432	16,474	13,980

Total net revenue	$72,546	68,310	65,473	60,390	54,056	51,809	49,646	46,866

Consumer Products and Services:
Subscriptions (C)	$41,963	37,734	34,777	31,562	30,075	27,909	25,470	23,639
E-commerce and other (D)	18,819	17,648	18,284	14,952	11,139	8,468	7,702	9,247

Total consumer products and services revenue	$60,782	55,382	53,061	46,514	41,214	36,377	33,172	32,886

Consumer Products and Services:
Video, consumer software and other (E)	$29,147	27,497	29,129	27,494	29,347	28,572	28,830	29,645
Music (F)	21,558	18,787	15,580	12,265	7,937	4,655	1,670	831
Games (G)	10,077	9,098	8,352	6,755	3,930	3,150	2,672	2,410

Total consumer products and services revenue	$60,782	55,382	53,061	46,514	41,214	36,377	33,172	32,886

Net Revenue by Geography:
United States	$55,608	52,054	50,949	43,963	40,175	37,660	36,009	33,769
Rest of world	16,938	16,256	14,524	16,427	13,881	14,149	13,637	13,097

Total net revenue	$72,546	68,310	65,473	60,390	54,056	51,809	49,646	46,866

Gross Margin by Line of Business: *
Consumer products and services	64%	59%	63%	58%	55%	54%	61%	63%
Business products and services	83%	84%	84%	84%	83%	87%	88%	89%
Total gross margin	67%	64%	67%	64%	62%	64%	70%	71%
Subscribers (presented as greater than)
Total **	1,550	1,550	1,400	1,300	1,300	1,150	1,000	1,000
Music	700	625	550	450	350	250	150	100

*	For the quarter ended March 31, 2004, total gross margin excludes loss on content agreement of $4.9 million. Including the loss on content agreement, total gross margin is 56%

**	Total subscribers as of March 31, 2004 reflect the removal of approximately 142,000 subscribers resulting from the non-renewal of the MLB contract

(A)	Revenue is derived from consumer digital media subscription services, RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(B)	Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services

(C)	Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions

(D)	Revenue is derived from RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(E)	Revenue is derived from RealOne SuperPass subscriptions, RealPlayer Plus and related products, stand-alone subscription services and sales and distribution of third party software products and non-game and non-music related advertising

(F)	Revenue is derived from RadioPass and Rhapsody subscription services, sales of music content and advertising from our music-related Web sites

(G)	Revenue is derived from the GamePass subscription service, sales of games and advertising generated from our games and game-related Web sites

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

A reconciliation of Generally Accepted Accounting Principles (“GAAP”) net loss to income (loss) before interest, taxes, depreciation, amortization and stock compensation (“EBITDA”) and EBITDA excluding antitrust litigation and loss on content agreement is as follows:

	Quarters Ended				Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2004	2004	2004	2004	2004	2003
	(in thousands)
Net loss in accordance with GAAP	$(972)	(6,969)	(4,618)	(10,438)	(22,997)	(21,451)
Interest income, net	(1,602)	(1,190)	(800)	(860)	(4,452)	(4,251)
Taxes	165	142	113	102	522	144
Depreciation, amortization and stock compensation	3,791	4,089	3,810	3,648	15,338	12,370

EBITDA	1,382	(3,928)	(1,495)	(7,548)	(11,589)	(13,188)

Antitrust litigation	2,997	2,974	2,756	2,321	11,048	1,574
Loss on content agreement	—	—	—	4,938	4,938	—

EBITDA excluding antitrust litigation and loss on content agreement	$4,379	(954)	1,261	(289)	4,397	(11,614)

This reconciliation has been provided as a performance measure, as the Company uses EBITDA and EBITDA excluding antitrust litigation expense on an ongoing basis to track and assess its financial performance. The Company has calculated EBITDA excluding loss on content agreement because it believes that the loss on content agreement is an item that does not reflect the ongoing financial operations of the Company’s business.